Exhibit 99.1
February 16, 2007
Mr. Deon Boles
Corporate Controller
Aruba Networks, Inc.
1322 Crossman Avenue
Sunnyvale, CA 94089

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC
VALUATION IN S-1 FILING OF ARUBANETWORKS, INC.
Dear Mr. Boles:
We hereby consent to the inclusion in the registration statement on Form S-1 of Aruba Networks, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our final reports as of various dates relating to the estimation of the fair value of the common stock and preferred stock of Aruba Networks, Inc., and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock and preferred stock rests solely with Aruba Networks, Inc.
Sincerely,
Duff & Phelps, LLC